EXHIBIT 2(a)






                          AGREEMENT AND PLAN OF MERGER
                                   dated as of
                                October 17, 2002
                                 by and between
                        PAK MAIL CENTERS OF AMERICA, INC.
                                       and
                           PAK MAIL ACQUISITION CORP.


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                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
BACKGROUND.....................................................................1
ARTICLE I - THE MERGER.........................................................1
     SECTION 1.1  THE MERGER...................................................1
     SECTION 1.2  THE CLOSING..................................................1
     SECTION 1.3  EFFECTIVE TIME...............................................1
     SECTION 1.4  EFFECTS OF THE MERGER........................................1
     SECTION 1.5  ORGANIZATIONAL DOCUMENTS.....................................2
     SECTION 1.6  DIRECTORS AND OFFICERS.......................................2
     SECTION 1.7  CONVERSION OF SHARES.........................................2
     SECTION 1.8  PURCHASER COMMON STOCK.......................................2
ARTICLE II - PAYMENT...........................................................3
     SECTION 2.1  SURRENDER OF CERTIFICATES....................................3
     SECTION 2.2  EXCHANGE AGENT; CERTIFICATE SURRENDER PROCEDURES.............3
     SECTION 2.3  TRANSFER BOOKS...............................................3
     SECTION 2.4  TERMINATION OF FUNDS.........................................4
     SECTION 2.5  LOST CERTIFICATES............................................4
     SECTION 2.6  NO RIGHTS AS SHAREHOLDER.....................................4
     SECTION 2.7  WITHHOLDING..................................................4
     SECTION 2.8  OPTIONS......................................................4
ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................5
     SECTION 3.1  CORPORATE EXISTENCE AND POWER................................5
     SECTION 3.2  CORPORATE AUTHORIZATION; APPROVALS...........................5
     SECTION 3.3  GOVERNMENTAL AUTHORIZATION...................................5
     SECTION 3.4  NON-CONTRAVENTION............................................6
     SECTION 3.5  CAPITALIZATION...............................................6
     SECTION 3.6  SUBSIDIARY...................................................6
     SECTION 3.7  SEC DOCUMENTS................................................7
     SECTION 3.8  FINANCIAL STATEMENTS; LIABILITIES............................7
     SECTION 3.9  INFORMATION TO BE SUPPLIED...................................8
     SECTION 3.10  ABSENCE OF CERTAIN CHANGES..................................8
     SECTION 3.11  LITIGATION AND LEGAL COMPLIANCE.............................8
     SECTION 3.12  TAXES.......................................................8
     SECTION 3.13  CONTRACTS...................................................9
     SECTION 3.14  EMPLOYEE BENEFIT PLANS; LABOR MATTERS.......................9
     SECTION 3.15  INTELLECTUAL PROPERTY......................................10
     SECTION 3.16  REAL PROPERTY..............................................10
     SECTION 3.17  BROKERS' FEES; OPINION OF FINANCIAL ADVISOR................10
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................11
     SECTION 4.1  CORPORATE EXISTENCE AND POWER...............................11
     SECTION 4.2  CORPORATE AUTHORIZATION; APPROVALS..........................11
     SECTION 4.3  SHARE OWNERSHIP.............................................11
     SECTION 4.4  GOVERNMENTAL AUTHORIZATION..................................11
     SECTION 4.5  NON-CONTRAVENTION...........................................11
     SECTION 4.6  INFORMATION TO BE SUPPLIED..................................12
     SECTION 4.7  LITIGATION..................................................12
     SECTION 4.8  AVAILABILITY OF FUNDS.......................................12
     SECTION 4.9  BROKERS' FEES...............................................12

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ARTICLE V - COVENANTS.........................................................12
     SECTION 5.1  REASONABLE BEST EFFORTS.....................................12
     SECTION 5.2  INTERIM OPERATIONS..........................................13
     SECTION 5.3  SHAREHOLDER MEETING.........................................13
     SECTION 5.4  CERTAIN FILINGS.............................................13
     SECTION 5.5  DIRECTOR AND OFFICER LIABILITY..............................14
     SECTION 5.6  PUBLIC ANNOUNCEMENTS........................................15
     SECTION 5.7  ACCESS TO INFORMATION.......................................15
     SECTION 5.8  NOTICE OF DEVELOPMENTS......................................16
ARTICLE VI - CONDITIONS TO THE CONSUMMATION OF THE MERGER.....................16
     SECTION 6.1  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.................16
     SECTION 6.2  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY................16
     SECTION 6.3  CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER..............16
ARTICLE VII - TERMINATION.....................................................17
     SECTION 7.1  TERMINATION.................................................17
     SECTION 7.2  EFFECT OF TERMINATION.......................................18
     SECTION 7.3  FEES AND EXPENSES...........................................18
ARTICLE VIII - MISCELLANEOUS..................................................18
     SECTION 8.1  NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES...............18
     SECTION 8.2  SUCCESSORS AND ASSIGNS......................................18
     SECTION 8.3  AMENDMENT...................................................18
     SECTION 8.4  SEVERABILITY................................................18
     SECTION 8.5  EXTENSION OF TIME; WAIVER...................................18
     SECTION 8.6  COUNTERPARTS................................................19
     SECTION 8.7  DESCRIPTIVE HEADINGS........................................19
     SECTION 8.8  NOTICES.....................................................19
     SECTION 8.9  NO THIRD-PARTY BENEFICIARIES................................19
     SECTION 8.10  ENTIRE AGREEMENT...........................................19
     SECTION 8.11  GOVERNING LAW..............................................20


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                             TABLE OF DEFINED TERMS


          Affiliates                                       Section 3.9
          Agreement                                        Preamble
          Articles of Merger                               Section 1.3
          Certificate                                      Section 2.1
          Closing                                          Section 1.2
          Closing Date                                     Section 1.2
          Colorado Business Corporation Act                Background
          Company                                          Preamble
          Constituent Corporations                         Section 1.1
          Contracts                                        Section 3.13(a)
          Disclosure Schedules                             Article III
          Dissenting Shares                                Section 1.7(c)
          Effective Time                                   Section 1.3
          Employee Plan                                    Section 3.14(a)
          ERISA                                            Section 3.14(a)
          Exchange Act                                     Section 3.2(b)
          Exchange Agent                                   Section 2.2
          Financial Advisor                                Section 3.17(a)
          Financial Statements                             Section 3.8(a)
          GAAP                                             Section 3.8(a)
          Governmental Entity                              Section 3.3
          Indemnified Parties                              Section 5.5(a)
          Intellectual Property                            Section 3.15
          Knowledge of the Company                         Section 3.11(a)
          Laws                                             Section 3.11(a)
          Lien                                             Section 3.6
          Material Adverse Effect                          Section 3.1
          Merger                                           Background
          Merger Consideration                             Section 1.7(a)
          Options                                          Section 2.8(a)
          Option Plans                                     Section 2.8(a)
          Outside Date                                     Section 7.1
          Purchaser                                        Preamble
          Preferred Shares                                 Section 3.5(a)
          Proxy Statement                                  Section 5.4(a)
          Recommendation                                   Section 5.3
          SEC                                              Section 3.7
          SEC Documents                                    Section 3.7
          Securities Act                                   Section 3.3
          Shareholder Approval                             Section 3.2(c)
          Shareholder Meeting                              Section 5.3
          Shares                                           Section 1.7(a)
          Subsidiary                                       Section 3.1
          Surviving Corporation                            Section 1.1
          Tax                                              Section 3.12(a)
          Tax Returns                                      Section 3.12(a)


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                          AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of October 17, 2002 is made by and between Pak Mail Centers of America, Inc., a Colorado corporation (the "Company"), and Pak Mail Acquisition Corp., a Colorado corporation (the "Purchaser").

                                   BACKGROUND

          The Board of Directors of each of the Company and the Purchaser deem it advisable and in the best interests of their respective companies and shareholders to consummate the merger of the Purchaser with and into the Company, upon the terms and subject to the conditions set forth herein (the "Merger"), and have adopted resolutions in accordance with Articles 101 to 117 of Title 7 of the Colorado Revised Statutes, as amended (the "Colorado Business Corporation Act"), adopting and approving this Agreement, the Merger and the other transactions contemplated herein.

          NOW THEREFORE, in consideration of the mutual agreements contained in this Agreement, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

          Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) the Purchaser will be merged with and into the Company in accordance with the provisions of the Colorado Business Corporation Act. Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Purchaser will cease. The Purchaser and the Company are sometimes referred to collectively as the "Constituent Corporations."

          Section 1.2 The Closing. Unless this Agreement has been terminated pursuant to Section 7.1, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties that is no later than the third business day following satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Jenner & Block, LLC, One IBM Plaza, Chicago, Illinois, unless another date, time or place is agreed to in writing by the parties.

          Section 1.3 Effective Time. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (or on such other date as the parties may agree) the Company will file with the Colorado Secretary of State appropriate articles of merger (the "Articles of Merger") and make all other filings or recordings required by the Colorado Business Corporation Act in connection with the Merger. The Merger will be consummated on the later of the date on which the Articles of Merger have been filed with the Colorado Secretary of State or such time as is agreed upon by the parties and specified in such Articles of Merger. The time the Merger becomes effective in accordance with the Colorado Business Corporation Act is referred to in this Agreement as the "Effective Time."

          Section 1.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement and Article 111 of the Colorado Business Corporation Act. Without limiting the generality of the foregoing, as of the Effective Time, the Surviving Corporation will succeed to all the properties, rights, privileges, powers, franchises and assets of the Constituent Corporations, and all debts, liabilities and duties of the Constituent Corporations will become debts, liabilities and duties of the Surviving Corporation.

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          Section 1.5 Organizational Documents. At the Effective Time, the
articles of incorporation and bylaws of the Company (as in effect immediately prior to the Effective Time), will become the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the Colorado Business Corporation Act.

          Section 1.6 Directors and Officers. The directors and the officers of the Company at the Effective Time will be the initial directors and officers of the Surviving Corporation and will hold office from the Effective Time in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

          Section 1.7 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company or the Purchaser or their respective shareholders:

          (a) each share of the Company's common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (the "Shares"), other than Shares owned by the Purchaser that are to be canceled pursuant to (b) below and Dissenting Shares (as defined in (c) below) will be converted into the right to receive, upon the surrender of the certificate formerly representing such Share in accordance with this Agreement, $0.0516 in cash, without interest (the "Merger Consideration");

          (b) each Share owned immediately prior to the Effective Time by the Purchaser will be canceled and extinguished; and

          (c) notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with all of the relevant provisions of Article 113 of the Colorado Business Corporation Act regarding appraisal for such Shares ("Dissenting Shares"), will not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. The Company will give the Purchaser prompt written notice of any and all demands for appraisal rights, withdrawal of such demands and any other communications delivered to the Company pursuant to Article 113 of the Colorado Business Corporation Act, and the Company will give the Purchaser the opportunity, to the extent permitted by applicable Law (as defined in Section 3.11), to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of the Purchaser, the Company will not voluntarily make any payment with respect to any demand for appraisal rights and will not settle or offer to settle any such demand. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares under the provisions of Article 113 of the Colorado Business Corporation Act, will receive payment thereof from the Surviving Corporation and such Dissenting Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

          (d) At the Effective Time, each issued and outstanding share of Series C preferred stock, par value $1,000 per share, of the Company will become one issued and outstanding share of Series C preferred stock, par value $1,000 per share, of the Surviving Corporation.

          Section 1.8 Purchaser Common Stock. Each share of common stock, par value $0.001 per share, of the Purchaser outstanding immediately prior to the Effective Time will be automatically canceled at the Effective Time, and the holders thereof shall receive in exchange therefore, one share of common stock in the Surviving Corporation for each such canceled share.

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                                   ARTICLE II
                                     PAYMENT

          Section 2.1. Surrender of Certificates. From and after the Effective Time, each holder (except for Purchaser) of a certificate that immediately prior to the Effective Time represented an outstanding Share (a "Certificate") will be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent (as defined in Section 2.2), the Merger Consideration into which the Shares evidenced by such Certificate were converted pursuant to the Merger. No interest will be payable on the Merger Consideration to be paid to any holder of a Certificate irrespective of the time at which such Certificate is surrendered for exchange.

          Section 2.2 Exchange Agent; Certificate Surrender Procedures.

          (a) On or prior to the Effective Time, the Purchaser and the Company will designate (and enter into an agreement with) an institution or trust company to act as exchange agent for the Merger Consideration (the "Exchange Agent"). As soon as reasonably practicable after the Effective Time, the Surviving Corporation will deposit with the Exchange Agent, for the benefit of the holders of Shares, the aggregate Merger Consideration required to be paid hereunder. Pending payment of such funds to the holders of Certificates, the Merger Consideration will be held and may be invested by the Exchange Agent as the Surviving Corporation directs (so long as such directions do not impair the rights of holders of Shares) in direct obligations of the United States for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, or commercial pape of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or its designee, in the Surviving Corporation's sole discretion. The Purchaser will promptly replace any funds lost through any investment made pursuant to this section. The Exchange Agent will, pursuant to irrevocable instructions, deliver to each holder of Shares under and in accordance with (b) below, the Merger Consideration payable to each such holder. The Merger Consideration deposited with the Exchange Agent will not be used for any purpose other than as set forth in this Agreement.

          (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation will instruct the Exchange Agent to mail to each record holder of a Certificate (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to such Certificates will pass, only upon delivery of Certificates to the Exchange Agent, and will be in such form and have such other provisions as the Surviving Corporation will reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates for the Merger Consideration. Upon the surrender to the Exchange Agent of such Certificates together with a duly executed and completed letter of transmittal and all other documents and other materials required by the Exchange Agent to be delivered in connection therewith, the holder will be entitled to receive the Merger Consideration into which the Certificates so surrendered have been converted in accordance with the provisions of this Agreement. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration into which the Shares represented by such Certificate have been converted in accordance with the provisions of this Agreement.

          Section 2.3 Transfer Books. The stock transfer books of the Company will be closed at the Effective Time, and no transfer of any Shares will thereafter be recorded on any of the stock transfer books. In the event of a transfer of ownership of any Shares prior to the Effective Time that is not registered in the stock transfer records of the Company at the Effective Time, the Merger Consideration into which such Shares have been converted in the Merger will be paid to the transferee in accordance with the provisions of
Section 2.2 only if the Certificate is surrendered as provided in Section 2.1 and accompanied by all documents required to evidence and effect such transfer (including evidence of payment of any applicable stock transfer taxes).

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          Section 2.4 Termination of Funds. Any portion of the Merger
Consideration that remains undistributed one hundred eighty (180) days after the Effective Time will be delivered to the Surviving Corporation upon demand, and each holder of Shares who has not previously surrendered Certificates in accordance with the provisions of this Article II will thereafter look only to the Surviving Corporation for satisfaction of any claims for the Merger Consideration such holder may have. Notwithstanding the foregoing, neither the Purchaser nor the Surviving Corporation will be liable to any former holder of Shares for any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.

          Section 2.5 Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Exchange Agent and the Surviving Corporation) of that fact by the person making such a claim, and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against or with respect to such Certificate, and after fulfillment of any other conditions required by the Exchange Agent or the Surviving Corporation, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to Section 2.2.

          Section 2.6 No Rights as Shareholder. From and after the Effective Time, the holders of Certificates will cease to have any rights as shareholders of the Surviving Corporation except as otherwise expressly provided in this Agreement or by applicable Laws, and the Surviving Corporation will be entitled to treat each Certificate that has not yet been surrendered for exchange solely as evidence of the right to receive the Merger Consideration into which the Shares evidenced by such Certificate have been converted pursuant to the Merger.

          Section 2.7 Withholding. The Surviving Corporation will be entitled to deduct and withhold from the Merger Consideration otherwise payable to any former holder of Shares all amounts required by Law to be deducted or withheld therefrom. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Purchaser.

          Section 2.8 Options.

          (a) As soon as reasonably practicable following the date of this Agreement, the Company's Board of Directors and any committee administering any Option Plan (as defined in (b) below), will adopt such resolutions and/or take such other actions as may be required or appropriate in the reasonable discretion of the Company to effect the provisions of this section. Each option to purchase Shares under any Option Plan unexercised and outstanding immediately prior to the Effective Time (the "Options"), whether or not vested or exercisable, will at the Effective Time be canceled and extinguished and will cease to exist.

          (b) Prior to the Effective Time, the Purchaser and the Company will use their reasonable best efforts to take all actions (including, if appropriate, amending the terms of the Company's 1999 Incentive and Non-statutory Employee Stock Option Plan, as amended prior to the date hereof (collectively, the "Option Plans") or stock option or compensation plans or arrangements of the Purchaser) that are necessary to give effect to the transactions contemplated by, and the terms contained in, this section.

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                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as disclosed in the disclosure schedules of the Company (the "Disclosure Schedules") or the SEC Documents (as defined in Section 3.7), the Company represents and warrants to the Purchaser as follows:

          Section 3.1 Corporate Existence and Power. The Company and the Subsidiary are each corporations duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation, and have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently being conducted. The Company and the Subsidiary are each duly qualified or licensed to conduct business as a foreign corporation in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). For purposes of this Agreement, the term "Material Adverse Effect" means any change, effect, occurrence or state of facts that is materially adverse to the business, financial condition, operations or results of operations of the Company and Pak Mail Crating & Freight Service, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the "Subsidiary"), taken as a whole, or the Purchaser, as the case may be; provided, however, that the following are excluded from the definition of "Material Adverse Effect" and from the determination of whether such a Material Adverse Effect has occurred: (i) any change, effect or occurrence that is generally applicable to the shipping, receiving and packaging industry or the economy in general; or (ii) changes in Laws (as defined in Section 3.11) (including common law, rules and regulations or the interpretation thereof) or applicable accounting regulations and principles.

          Section 3.2 Corporate Authorization; Approvals.

          (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the Shareholder Approval (as defined in (c) below), have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of the Purchaser, this Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing).

          (b) The Company's Board of Directors, or an appropriate committee thereof, has taken (or will take prior to the Merger) all action necessary so that the exemption contemplated by Rule 16b-3(e) promulgated pursuant to the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act") is applicable to the disposition of Shares and Options in or in connection with the Merger by all directors and/or officers of the Company.

          (c) The affirmative vote of the holders of a majority of the outstanding Shares on the applicable record date (the "Shareholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and the consummation of the transactions contemplated hereby.

          Section 3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not require any filing or registration with, notification to, or authorization, consent or approval of,

                                      A-5

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any federal, state or local governmental authority, court, administrative or regulatory agency or commission (each a "Governmental Entity"), other than: (a) the filing of (i) the Articles of Merger with the Secretary of State of Colorado in accordance with the Colorado Business Corporation Act and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or the Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), and the Exchange Act; (c) such actions as may be required under any applicable state securities or blue sky Laws; and (d) such other actions or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have either a Material Adverse Effect, or to prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

          Section 3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not (a) contravene or conflict with the Company's articles of incorporation or bylaws, or (b) violate, result in a breach of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in the creation or imposition of any Lien (as defined in Section 3.6) upon any of the properties or assets of the Company under, or require any consent, approval, notice or filing under, any of the Contracts (as defined in Section 3.13), other than any of the foregoing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          Section 3.5 Capitalization.

          (a) The authorized capital stock of the Company consists of 200,000,000 Shares and 10,000,000 shares of the Company's preferred stock, without par value, of which 1,500 are designated as Series A preferred stock, 1,000 are designated as Series B preferred stock and 2,500 are designated as Series C preferred stock. As of the close of business on October 15, 2002, (i) 3,650,921 Shares were issued and outstanding and no Shares were held in treasury and (ii) no shares of Series A Preferred Stock were issued, outstanding or held in treasury, (iii) no shares of Series B Preferred Stock were issued, outstanding or held in treasury and (iv) 2,216.668 shares of Series C Preferred Stock (the "Preferred Shares") were issued and outstanding and no Preferred Shares were held in treasury. As of the close of business on October 15, 2002, Options to acquire an aggregate of 172,227 Shares are outstanding under the Option Plans. All outstanding shares of the capital stock of the Company have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights.

          (b) Except as described above, as of the date hereof there are no outstanding (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company; or (iii) options, warrants or other rights to acquire from the Company, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Shares.

          Section 3.6 Subsidiary.

          (a) All of the outstanding shares of capital stock of the Subsidiary are owned directly by the Company free and clear of any Liens and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interest (other than any of the foregoing that may exist under the Securities Act or any state securities Laws) with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Lien" means any mortgage, lien,

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


pledge, charge, security interest or encumbrance of any kind in respect of an asset, provided, however, that the term "Lien" will not include (i) liens for water and sewer charges and current Taxes (as defined in Section 3.12) not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and similar liens, (iii) purchase money liens and liens securing rental payments under capital lease arrangements and (iv) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

          (b) All outstanding shares of the capital stock of the Subsidiary have been duly authorized and validly issued, and are fully paid and non-assessable.

          (c) The Subsidiary does not own or control directly or indirectly, or have any direct or indirect equity participation in, any corporation, partnership, limited liability company, joint venture or other entity.

          Section 3.7 SEC Documents. The Company has filed all material forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") after January 1, 2000 and prior to the date of this Agreement (together with the amendments and supplements to such filings, the "SEC Documents"). Each SEC Document, as of its filing date (or if amended, as of the date of its last amendment) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. No SEC Document filed pursuant to the Exchange Act or the Securities Act, as of its filing date or effective date, as applicable (or if amended or supplemented, as of the filing date or effective date, as applicable, of its last amendment or supplement), contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          Section 3.8 Financial Statements; Liabilities.

          (a) Each of the consolidated balance sheets included in the SEC Documents fairly presents in all material respects the consolidated financial position of the Company and the Subsidiary as of the respective dates thereof, and the other related consolidated financial statements (including the notes thereto) included therein fairly present in all material respects the results of operations and cash flows of the Company and the Subsidiary for the respective periods or as of the respective dates set forth therein (collectively, the "Financial Statements"). As of the respective filing date for the applicable SEC Document in which it was included, each of the Financial Statements (including the notes thereto) complied in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and was prepared in accordance with accounting principles generally accepted in the United States ("GAAP") applied on a consistent basis during the periods or as of the respective dates involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments.

          (b) There are no material liabilities or obligations of the Company or the Subsidiary of any kind whatsoever, whether accrued or unaccrued, absolute or contingent, liquidated or unliquidated, or due or to become due, in each case, other than liabilities or obligations referenced (whether by value or otherwise) or reflected in the SEC Documents, the Financial Statements or disclosed in the notes thereto (i) incurred since November 30, 2001 in the ordinary course of business; (ii) under this Agreement or in connection with the transactions contemplated hereby; (iii) of the Company and the Subsidiary under the agreements, Contracts, leases, or licenses to which they are parties; and (iv) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          Section 3.9 Information to Be Supplied. The information to be supplied by the Company expressly for inclusion or incorporation by reference in the Proxy Statement (as such term is defined in Section 5.4) will comply with the applicable provisions of Section 5.4. The Proxy Statement will (with respect to the Company) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representations or warranties with respect to any information supplied by, or related to, the Purchaser or any of its Affiliates (as such term is defined in Rule 12b-2 of the regulations promulgated under the Exchange Act, "Affiliates") or advisors that is contained in, or incorporated by reference into, the Proxy Statement.

          Section 3.10 Absence of Certain Changes. Except as otherwise contemplated by this Agreement, since November 30, 2001 the Company and the Subsidiary have conducted their businesses in the ordinary course consistent with past practice, and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or the Subsidiary that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (b) any action, event, occurrence, development or state of circumstances or facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          Section 3.11 Litigation and Legal Compliance.

          (a) As of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or to the actual knowledge of the executive officers of the Company ("Knowledge of the Company"), threatened by or against the Company or the Subsidiary that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Section 3.11, routine litigation with franchisees that do not involve significant dollar amounts and that are in the ordinary course for a franchisor, will not be deemed to have a Material Adverse Effect. Neither the Company nor the Subsidiary is subject to any outstanding judgment, injunction, order or decree of any Governmental Entity that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no judicial or administrative actions, proceedings or investigations pending, or to the Knowledge of the Company, threatened, which question the validity of this Agreement or any action taken or to be taken by the Company in connection with this Agreement.

          (b) To the Knowledge of the Company, except for instances of noncompliance that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Subsidiary are in compliance with each federal, state and local law, statute, rule, regulation, ordinance, permit, order or writ (collectively "Laws") to which the Company, the Subsidiary or any of their respective assets or properties is subject.

          (c) To the Knowledge of the Company, each of the Company and the Subsidiary has all permits, licenses, approvals, authorizations of, and registrations with and under all Laws, and from all Governmental Entities required by the Company and the Subsidiary to carry on their respective businesses as currently conducted, except where the failure to have any of the foregoing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          Section 3.12 Taxes.

          (a) To the Knowledge of the Company, the Company and the Subsidiary have each filed (after taking into account any extensions) all material reports, returns, declarations or other filings required by any taxing authority (collectively, the "Tax Returns") relating to any federal, local and state income, sales, use, transfer, real property, personal property, social security, unemployment, disability, payroll, employee or other withholding or other tax ("Tax") required by any applicable Laws relating to Taxes. All such Tax Returns were correct and complete in all material respects when filed, and all Taxes shown to be owed by the Company or the Subsidiary on such Tax Returns have been paid. Other than any reserve for deferred Taxes established to reflect timing differences between book and Tax treatment, the Company has made accruals for Taxes on the Financial Statements that are adequate to cover, in all material respects, any Tax liability of the Company and the Subsidiary determined in accordance with GAAP through the date of the Financial Statements.

          (b) To the Knowledge of the Company, the Company and the Subsidiary have each withheld with respect to its employees, creditors, independent contractors, shareholders or other parties, all material federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

          (c) To the Knowledge of the Company, there is no Tax deficiency outstanding, assessed, or to the Knowledge of the Company, proposed against the Company or the Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor the Subsidiary has executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any material federal or material state Tax that is still in effect. There are no liens for Taxes on the assets of Company or of the Subsidiary other than with respect to Taxes not yet due and payable.

          (d) To the Knowledge of the Company, no claim has ever been made by a Governmental Entity in a jurisdiction where any of the Company and the Subsidiary do not file Tax Returns that it is or may be subject to Taxes in that jurisdiction.

          (e) No material federal or state Tax audit or other examination of the Company or the Subsidiary is presently in progress, nor has the Company or the Subsidiary been notified either in writing or, to the Knowledge of the Company, orally of any request for any such federal or state Tax audit or other examination.

          Section 3.13 Contracts.

          (a) Each material contract of the Company or the Subsidiary (each, a "Contract") is a valid, binding and enforceable obligation of the Company, and, to the Knowledge of the Company, of the other party or parties thereto (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing), and to the Knowledge of the Company, each Contract is in full force and effect.

          (b) Neither the Company nor, to the Knowledge of the Company any other party thereto, is in breach of or default under any term of any Contract or has repudiated any term of any Contract, except for such breaches, defaults or repudiations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (c) The Company has not received any notice of termination, cancellation or non-renewal with respect to any Contract, and to the Knowledge of the Company, no other party to a Contract plans to terminate, cancel or not renew any such agreement.

          Section 3.14 Employee Benefit Plans; Labor Matters.

          (a) Schedule 3.14(a) of the Disclosure Schedules contains an accurate and complete list of each material "employee benefit plan," as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended

("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits and post-employment or retirement benefits which is maintained or contributed to by the Company or the Subsidiary and covers any employee or former employee of the Company or the Subsidiary ("Employee Plan"). The Company has complied in all material respects with ERISA and all other applicable Laws in connection with the Employee Plans.

          (b) Neither the Company nor the Subsidiary is a party to a collective bargaining agreement or other labor union agreement and, as of the date hereof, with respect to the Company and the Subsidiary, (i) to the Knowledge of the Company, there is no union organizing activity currently underway; (ii) no complaints of discrimination (including charges relating to sex, age, race, national origin, disability or veteran status) are pending before any Governmental Entity; and (iii) no work stoppage or labor dispute is pending.

          (c) None of the Employee Plans will obligate the Company or the Subsidiary to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.

          (d) There are no pending or, to the Knowledge of the Company, threatened actions, suits, investigations or claims with respect to any Employee Plan (other than routine claims for benefits) which would reasonably be expected to result in any material liability to the Company or the Subsidiary (whether direct or indirect), and to the Knowledge of the Company, there are no facts which would reasonably be expected to give rise to any such actions, suits, investigations or claims.

          Section 3.15 Intellectual Property. The Company and the Subsidiary own or have adequate rights to use all patents, trademarks, service marks, trade names, copyrights, trade secrets and other intellectual property rights (collectively, the "Intellectual Property") necessary to carry on their respective businesses as currently conducted, except where the failure to own or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor the Subsidiary has received any written notice of infringements of or conflict with, the rights of others with respect to the use of any Intellectual Property, other than such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          Section 3.16 Real Property. Neither the Company nor the Subsidiary owns any real property.

          Section 3.17 Brokers' Fees; Opinion of Financial Advisor.

          (a) Except for Duff & Phelps, LLC (the "Financial Advisor"), there is no investment banker, broker or finder that has been retained by, or is authorized to act on behalf of, the Company or the Subsidiary who might be entitled to any fee or commission from the Company, the Subsidiary or the Purchaser upon consummation of the transactions contemplated by this Agreement.

          (b) The Company has received (i) a report of the Financial Advisor dated July 11, 2002 that, as of May 31, 2002 and based on and subject to the assumptions, qualifications and limitations of such opinion, the fair market value of the Shares on a controlling interest basis is reasonably stated in the range of $50,000 to $250,000, and (ii) an opinion from the Financial Advisor dated October 17, 2002 that the Merger Consideration is fair to the Company's shareholders, other than the Purchaser and its affiliates, from a financial point of view.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                                  THE PURCHASER

          The Purchaser represents and warrants to the Company as follows:

          Section 4.1 Corporate Existence and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently being conducted. The Purchaser is duly qualified or licensed to conduct business as a foreign corporation in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on its ability to consummate the transactions contemplated by this Agreement. Since the date of its incorporation, the Purchaser has not engaged in any activities other than in connection with or as contemplated by this Agreement.

          Section 4.2 Corporate Authorization; Approvals. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby are within the Purchaser's corporate powers and have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of the Purchaser, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing).

          Section 4.3 Share Ownership. 2,897,078 Shares are owned directly by the Purchaser free and clear of any Liens with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          Section 4.4 Governmental Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby do not require any filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity on behalf of the Purchaser, other than (a) the filing of the Articles of Merger in accordance with the Colorado Business Corporation Act; (b) compliance with any applicable requirements of the Securities Act and the Exchange Act; (c) such actions as may be required under any applicable state securities or blue sky Laws, and (d) such other actions or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

          Section 4.5 Non-Contravention. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby do not contravene or conflict with the Purchaser's articles of incorporation or bylaws in any manner which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

          Section 4.6 Information To Be Supplied. The information to be supplied by the Purchaser expressly for inclusion or incorporation by reference in the Proxy Statement will comply with the applicable provisions of Section 5.4. The Proxy Statement will (with respect to the Purchaser) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Purchaser makes no representations or warranties with respect to any information supplied by, or related to, the Company or any of its advisors that is contained in, or incorporated by reference into, any of the foregoing documents.

          Section 4.7 Litigation. As of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or to the knowledge of the Purchaser, threatened by or against the Purchaser that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on its ability to consummate the transactions contemplated by this Agreement. The Purchaser is not subject to any outstanding judgment, injunction, order or decree of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on its ability to consummate the transactions contemplated by this Agreement. There are no judicial or administrative actions, proceedings or investigations pending, or to the knowledge of the Purchaser, threatened, which question the validity of this Agreement or any action taken or to be taken by the Purchaser in connection with this Agreement.

          Section 4.8 Availability of Funds. The Purchaser has, or has received a financing commitment pursuant to which it will have, sufficient funds available to enable it to consummate the transactions contemplated by this Agreement as of the Effective Date of the Merger.

          Section 4.9 Brokers' Fees. No investment banker, broker or finder has been retained by, or is authorized to act on behalf of, the Purchaser, or might be entitled to any fee or commission from the Purchaser, the Company or the Subsidiary upon consummation of the transactions contemplated by this Agreement.

                                    ARTICLE V
                                    COVENANTS

          Section 5.1 Reasonable Best Efforts.

          (a) Subject to the terms and conditions hereof, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable, provided that nothing in this section will require the Company to take any action which would be inconsistent with the fiduciary duties of its Board of Directors as such duties would exist under applicable Law in the absence of this section.

          (b) Prior to the Closing Date, each of the parties will (i) give all required notices to third parties and Governmental Entities and use its reasonable best efforts to obtain all third party and governmental consents and approvals that it is required to obtain in connection with this Agreement, the Merger and the other transactions contemplated hereby and (ii) use its reasonable best efforts to prevent any preliminary or permanent injunction or other order by a Governmental Entity that seeks to modify, delay or prohibit the consummation of the transactions contemplated by this Agreement and, if issued, to appeal any such injunction or order through the appellate court or body for the relevant jurisdiction. In connection with the foregoing, each party (y) will promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Entity, and subject to applicable Law, provide the other party with a copy of any such written communication (or written summary of any oral communication), and (z) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance, and to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate thereat.

          (c) In connection with and without limiting the foregoing, the Purchaser and the Company will (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any such statute or regulation becomes applicable hereto, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize or eliminate the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement. The Company and the Purchaser will each furnish to one another and to their respective counsel all such information as may be required in order to accomplish the foregoing actions.

          Section 5.2 Interim Operations. Except as set forth in Schedule 5.2 of the Disclosure Schedules or as otherwise expressly contemplated or permitted hereby or as consented to in writing by the Purchaser, from the date hereof until the Effective Time, the Company will, and will cause the Subsidiary to, conduct its business in all material respects in the ordinary course consistent with past practice and will use its reasonable best efforts to preserve intact its present business organization, assets, licenses, permits, Contracts and relationships with suppliers, customers and others having business relations with it.

          Section 5.3 Shareholder Meeting. As soon as reasonably practicable, the Company will duly call, give notice of, convene and hold a special meeting of its shareholders (the "Shareholder Meeting") for the purpose of obtaining the Shareholder Approval. The Company will set the date for the Shareholder Meeting. Except as required in order to satisfy the fiduciary duties of the Company's Board of Directors under applicable Law, the Company's Board of Directors will recommend approval by its shareholders of this Agreement (the "Recommendation"), will take all lawful action to solicit the Shareholder Approval and will not withdraw the Recommendation.

          Section 5.4 Certain Filings.

          (a) As promptly as reasonably practicable, the Company will prepare and file with the SEC a proxy statement relating to the Shareholder Meeting (together with any amendments thereof or supplements thereto, the "Proxy Statement"). Each of the Company and the Purchaser will furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Proxy Statement. The Company will mail the Proxy Statement to its shareholders as promptly as reasonably practicable and, if necessary, after the Proxy Statement has been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies.

          (b) No amendment or supplement to the Proxy Statement will be made by the Company without the approval of the Purchaser. The Company will advise the Purchaser, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC for additional information. The Company will use its reasonable best efforts to prepare and file any such amendments and/or respond to any such requests as promptly as reasonably practicable.

          (c) The Company agrees that the information supplied by the Company for inclusion in the Proxy Statement will not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company; (ii) the time of the Shareholder Meeting; and
(iii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (d) The Purchaser agrees that the information supplied by the Purchaser for inclusion in the Proxy Statement will not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company; (ii) the time of the Shareholder Meeting; and (iii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (e) If at any time prior to the Effective Time, the Company or the Purchaser discovers any information relating to either party or any of their respective officers or directors that should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information will promptly provide written notice to the other party hereto and the Company will prepare an appropriate amendment or supplement describing such information that will be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

          Section 5.5 Director and Officer Liability.

          (a) From and after the Closing Date, the Purchaser will cause the Surviving Corporation to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the Effective Time, a director or officer of the Company or the Subsidiary (collectively, the "Indemnified Parties") from and against all losses, claims, damages and expenses (including reasonable attorney's fees and expenses) arising out of or relating to actions or omissions, or alleged actions or omissions, occurring at or prior to the Effective Time to the fullest extent permitted from time to time by the Colorado Business Corporation Act.

          (b) Any initial determination required to be made with respect to whether any Indemnified Party may be entitled to indemnification will, if requested by such Indemnified Party, be made by independent legal counsel selected by the Indemnified Party and reasonably satisfactory to the Surviving Corporation.

          (c) Subject to the remainder of this section, to the fullest extent permitted from time to time under the Colorado Business Corporation Act, the Purchaser will cause the Surviving Corporation to pay on an as-incurred basis the reasonable fees and expenses of each Indemnified Party (including reasonable attorney's fees and expenses) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, subject to reimbursement in the event such Indemnified Party is not entitled to indemnification.

          (d) The provisions providing for director and officer indemnification, abrogation of liability and advancement of expenses set forth in the articles of incorporation or bylaws of the Company or any other applicable existing agreement in effect as of the date hereof, will apply to each Indemnified Party with respect to all matters occurring on or prior to the Effective Time. The foregoing will not be deemed to restrict the right of the Surviving Corporation to modify the provisions of its articles of incorporation relating to director and officer indemnification, abrogation of liability or advancement of expenses with respect to events or occurrences after the Closing Date, but such modifications will not adversely affect the rights of the Indemnified Parties hereunder. The Purchaser will cause the Surviving Corporation to honor the provisions of this subsection.

          (e) Subject to any requirements pursuant to applicable insurance policies that might conflict with the provisions of this subsection, in the event any action, suit, investigation or proceeding is brought against any Indemnified Parties and under applicable standards of professional conduct there is a conflict of interest on any significant issue between the position of the Purchaser (or the Surviving Corporation) and an Indemnified Party, the Indemnified Parties may retain counsel, which counsel will be reasonably satisfactory to the Purchaser, and the Purchaser will cause the Surviving Corporation to pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, provided, however, that (i) the Purchaser or the Surviving Corporation will have the right to assume the defense thereof (which right will not affect the right of the Indemnified Parties to be reimbursed for separate counsel as specified in the preceding sentence); (ii) the Purchaser and the Indemnified Parties will cooperate in the defense of any such matter; and (iii) neither the Purchaser nor the Surviving Corporation will be liable for any settlement effected without its prior written consent which requires either such party to pay any sum of money.

          (f) Upon learning of any loss, claim, damage or expense that may give rise to a claim for indemnity hereunder, any Indemnified Party will promptly notify the Purchaser thereof in writing, but any failure to give such notice will not affect the indemnification obligations of any party under this section unless such failure jeopardizes or prejudices the Purchaser or the Surviving Corporation in any material respect.

          (g) The rights of each Indemnified Party hereunder will be in addition to any other rights such Indemnified Party may have under the articles of incorporation or bylaws of the Surviving Corporation or any of their respective subsidiaries, under the Colorado Business Corporation Act, under agreements in effect as of the date hereof or otherwise. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the provisions of this section will survive the consummation of the Merger, and each Indemnified Party will, for all purposes, be a third party beneficiary of the covenants and agreements contained in this section and, accordingly, will be treated as a party to this Agreement for purposes of the rights and remedies relating to enforcement of such covenants and agreements and will be entitled to enforce any such rights and exercise any such remedies directly against the Purchaser and the Surviving Corporation.

          Section 5.6 Public Announcements. The initial press releases, if any, issued by each party announcing the Merger and the transactions contemplated by this Agreement will be in a form that is mutually acceptable to the Purchaser and the Company. Thereafter, the Purchaser and the Company will consult with one another before issuing any press releases or otherwise making any public announcements (including communications with employees) with respect to the transactions contemplated by this Agreement, and except as may be required by fiduciary duties, applicable Law or by the rules and regulations of the SEC or of the National Association of Securities Dealers in connection with the trading of the Shares on the over-the-counter market, will not issue any such press release or make any such announcement prior to such consultation.

          Section 5.7 Access to Information. The Company will, and will cause the Subsidiary to, afford the Purchaser and its officers, employees, agents and representatives full access to all premises, properties, employees, information, books, records, Contracts and documents of or pertaining to the Company and the Subsidiary.

          Section 5.8 Notice of Developments. The Company and the Purchaser will each give prompt written notice to the other of the occurrence of any event that would reasonably be expected to result in a Material Adverse Effect on either party. Each of the Company and the Purchaser will give prompt written notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would reasonably be expected to cause any condition to the consummation of the Merger not to be satisfied.


                                   ARTICLE VI
                  CONDITIONS TO THE CONSUMMATION OF THE MERGER

          Section 6.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

          (a) the Company will have obtained the Shareholder Approval; and

          (b) no order, decree, ruling, judgment or injunction will have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction that prohibits the Merger and the consummation of the transactions contemplated by this Agreement substantially on the terms contemplated hereby, and continue to be in effect.

          Section 6.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived by the
Company:

          (a) the representations and warranties of the Purchaser set forth in
Article IV will be true and correct in all material respects, in each case as of the Effective Time (except to the extent expressly made as of an earlier date, in which case, as of such date);

          (b) the Purchaser will have performed or complied with in all material respects all covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and

          (c) the Purchaser will have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer, certifying the satisfaction of the conditions set forth.

          Section 6.3 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived by the
Purchaser:

          (a) the representations and warranties of the Company set forth in
Article III will be true and correct in all material respects, in each case as of the Effective Time (except to the extent expressly made as of an earlier date, in which case, as of such date);

          (b) the Company will have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time;

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


          (c) from the date of this Agreement to the Effective Time, there will not have been any event or development that has or could, individually or in the aggregate, have a Material Adverse Effect with respect to the Company;

          (d) the Company will have delivered to the Purchaser a certificate, dated as of the Closing Date and signed by an executive officer, certifying the satisfaction of the conditions set forth above; and

          (e) no new claim, action, suit, proceeding or investigation will be pending or threatened against the Company or the Subsidiary that relates to the transactions contemplated by this Agreement or that otherwise may reasonably be expected to have a Material Adverse Effect with respect to the Company.

                                   ARTICLE VII
                                   TERMINATION

          Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual written agreement of the Purchaser and the Company;

          (b) by either the Purchaser or the Company, if:

              (i) the Merger has not been consummated by January 31, 2003 (the "Outside Date") provided that the party seeking to terminate this Agreement pursuant to this clause has not breached in any material respect its obligation under this Agreement in any manner that has substantially contributed to the failure to consummate the Merger on or before the Outside Date;

              (ii) (A) an order, decree, ruling, judgment or injunction has been entered by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling, judgment or injunction has become final and non-appealable, and (B) the party seeking to terminate this Agreement pursuant to this clause has used its reasonable best efforts to remove such order, decree, ruling, judgment or injunction; or

              (iii) at the Shareholder Meeting (including any adjournment or postponement thereof), the Shareholder Approval will not have been obtained, unless such failure to obtain the Shareholder Approval is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

          (c) by the Company if (i) the Purchaser (A) breaches or fails to perform or comply with any of its material covenants and agreements contained herein, or (B) breaches its representations and warranties in any material respect such that the conditions in Section 6.1 or 6.2 would not be satisfied, and such breach is not cured within 20 days after written notice of such breach is given by the Company, or (ii) subject to compliance with the provisions of
Section 5.3, if the Company's Board of Directors has withdrawn the Recommendation; and

          (d) by the Purchaser if (i) the Company (A) breaches or fails to perform or comply with any of its material covenants and agreements contained herein, or (B) breaches its representations and warranties in any material respect such that the conditions in Section 6.1 or 6.3 would not be satisfied, and such breach is not cured within 20 days after written notice of such breach is given by the Purchaser, (ii) the Company's Board of Directors has withdrawn the Recommendation, or (iii) a claim, action, suit, proceeding or investigation is filed, instituted, commenced or threatened against the Company or the Subsidiary on or after the date of this Agreement that relates to the transactions contemplated by this Agreement or that otherwise may reasonably be expected to have a Material Adverse Effect with respect to the Company.

          Section 7.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 7.1, all rights and obligations of the parties hereunder will terminate without any liability of any party to any other party, except for any liability of any party then in breach, provided that the provisions of this section, Section 7.3 and Article VIII will remain in full force and effect and survive any termination of this Agreement.

          Section 7.3 Fees and Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

                                  ARTICLE VIII
                                  MISCELLANEOUS

          Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate, instrument or other writing delivered pursuant to this Agreement will survive the Merger or the termination of this Agreement. Only the covenants contained in Article I and Article II, Section 5.5, Section 7.2, Section 7.3 and
Article VIII will survive the Effective Time.

          Section 8.2 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement will be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that the Purchaser may assign all or any portion of its rights, interests or obligations hereunder to one or more Affiliates of the Purchaser. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          Section 8.3 Amendment. This Agreement may be amended by the execution and delivery of a written instrument by or on behalf of the Purchaser and the Company at any time before or after the Shareholder Approval, provided that after obtaining the Shareholder Approval, no amendment to this Agreement will be made without the approval of the shareholders of the Company if and to the extent such approval is required under the Colorado Business Corporation Act.

          Section 8.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

          Section 8.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may extend the time for performance of or waive compliance with any of the covenants, agreements or conditions of the other party to this Agreement, and may waive any breach of the representations or warranties of such other party. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the party against which it is sought to be enforced.

          Section 8.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all such counterparts taken together will constitute one and the same Agreement.

          Section 8.7 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and will not constitute a part of this Agreement.

          Section 8.8 Notices. Any notice, request, instruction or other document to be given hereunder will be in writing and delivered personally or sent by registered or certified mail (postage prepaid) or by facsimile, according to the instructions set forth below. Such notices will be deemed given: at the time delivered by hand, if personally delivered; three business days after being sent by registered or certified mail; and at the time when receipt is confirmed by the receiving facsimile machine if sent by facsimile, as follows:

          If to the Purchaser, to:           Pak Mail Acquisition Corp.
                                             701 Harger Road
                                             Oak Brook, Illinois  60523
                                             Attn.:  F. Edward Gustafson
                                             Facsimile:  (630) 571-0959

          With a copy (which will
          not constitute notice), to:        Jenner & Block, LLC
                                             One IBM Plaza
                                             Chicago, Illinois  60611
                                             Attn.:  Thomas A. Monson
                                             Facsimile:  (312) 840-8711

          If to the Company, to:             Pak Mail Centers of America, Inc.
                                             7173 South Havana Street
                                             Suite 600
                                             Englewood, Colorado  80112
                                             Attn.:  P. Evan Lasky
                                             Facsimile:  (800) 336-7363

          With a copy (which will
          not constitute notice), to:        Perkins Coie LLP
                                             1899 Wynkoop, Suite 700
                                             Denver, CO 80202-1043
                                             Attn.:  Kim I. McCullough
                                             Facsimile:  (303) 291-2400

or to such other address or to the attention of such other party that the recipient party has specified by prior written notice to the sending party in accordance with the preceding.

          Section 8.9 No Third-Party Beneficiaries. Except as provided pursuant to Section 5.5, the terms and provisions of this Agreement will not confer third-party beneficiary rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

          Section 8.10 Entire Agreement. This Agreement, the Disclosure Schedules and the other documents referred to herein collectively constitute the entire agreement among the parties and supersede any prior and contemporaneous understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

          Section 8.11 Governing Law. THIS AGREEMENT AND THE DISCLOSURE SCHEDULES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF COLORADO TO BE APPLIED.

                                    * * * * *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first set forth above.


                                            PAK MAIL CENTERS OF AMERICA, INC.


                                            By:  /s/  P. Evan Lasky
                                               --------------------------------
                                                      P. Evan Lasky

                                            Its:  President and Chief Executive
                                                  -----------------------------
                                                  Officer
                                                  -----------------------------


                                            PAK MAIL ACQUISITION CORP.


                                            By:  /s/  F. Edward Gustafson
                                               --------------------------------
                                                      F. Edward Gustafson

                                            Its:  President
                                                  -----------------------------